Exhibit 99.1
MERCANTILE BANCORP MAKES EQUITY INVESTMENT IN
COLORADO DE NOVO BANK
Quincy, Illinois, June 20, 2007 — Mercantile Bancorp, Inc. (AMEX: MBR) today announced it has added to its portfolio of strategic equity investments in de novo banks by taking a position in Solera National Bancorp, Inc. Solera is a newly organized banking institution headquartered in Lakewood, Colorado, a suburb of Denver. Mercantile said it has agreed to acquire an approximate 4.4 percent interest in Solera by purchasing 105,030 shares at a price of $10.00 per share, for a total investment of $1,050,300. As an investor in the shares, Mercantile will also receive 21,006 shareholder warrants that mature in three years. The warrants represent an option to purchase that number of additional shares in Solera at the maturity date in 2010 at $12.50 a share. The initial investment will represent approximately one percent of Mercantile’s total capital.
“This is another in the series of investments in de novo banks intended to generate growth and deliver value to our shareholders at rates greater than Mercantile can achieve solely from our core banking operations,” said Ted T. Awerkamp, Mercantile’s President and Chief Executive Officer. “To date, we have made investments in eight de novo institutions totaling approximately $14 million. In 2006, we monetized two of these investments, yielding excellent returns and aggregate pre-tax gains of $4.3 million. Additionally, in May 2007 we announced we had reached agreement to divest our interest in another of our de novo investments, which is expected to generate a pre-tax gain of $2.1 million at closing in the fourth quarter.”
According to Mercantile, Solera National Bancorp is the parent of Solera National Bank, which is expected to open for business late in the second quarter or early third quarter of 2007. The creation of Solera has received all regulatory approvals to proceed, subject to finalizing the development of its capital structure.
The new bank intends to serve the banking needs of residents, small-to-medium-size businesses and licensed professionals in the Denver market. While Solera will offer banking services to the entire community in its market, it will focus specifically on meeting the financial needs of the Hispanic segment of the population in the Denver area.
Hispanics are one of the fastest growing segments of Denver’s population. According to the U. S. Census, the Hispanic population of Denver grew 90 percent in the 1990 – 2000 time period.
Additionally, recent studies indicate that Denver boasts the second-highest wage earner income, at $34,470, of any Hispanic population in the nation.
Solera plans to succeed by capturing a significant share of this growing market. It is positioning itself as a locally managed community bank that provides personalized service, culturally relevant products, and bilingual staff, marketing, and literature.
Solera said it also expects to benefit from anticipated growth of the Denver metropolitan area. The seven-county region currently has a total population of approximately 2.7 million and is projected to grow 43 percent by the year 2030, a rate well above the United States as a whole. It has reported that its initial location will be in Lakewood, Colorado, and it is evaluating the potential of an additional site in Denver in close proximity to the Mexican consulate.
Awerkamp noted that investments in de novo banks are an integral part of Mercantile’s strategic plans. “We expect strategic investments in other banking institutions will continue to be an important part of our multi-faceted strategy. We do not, however, anticipate that these investments will ever account for more than a small percentage of our total capital, and we do not intend to invest outside the banking industry.”
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of three banks in Illinois, two banks in Missouri and one bank in each of Kansas and Florida, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority investments in eight community banks in Missouri, Georgia, Florida, North Carolina and Tennessee. Further information is available on the company’s website at www.mercbanx.com.
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
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